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                                     BILL OF SALE


          THIS BILL OF SALE dated as of January 25, 1996, by KEEBLER COMPANY, a Delaware corporation ("Keebler"), to THE O'BOISIE CORPORATION, an Illinois corporation (the "Buyer").


                                 W I T N E S S E T H:


          WHEREAS, the Snack Assets Purchase Agreement, dated November 18, 1995, as amended to the date hereof (the "Snack Assets Purchase Agreement"), by and among Keebler, provides for, among other things, the transfer and sale to the Buyer by Keebler of the Purchased Assets listed on Exhibit A hereto (the "Purchased Assets"), for consideration in the amount and upon the terms provided in the Snack Assets Purchase Agreement (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Snack Assets Purchase Agreement); and

          WHEREAS, by this instrument Keebler is vesting in the Buyer all of the properties, assets, and rights of Keebler in the Purchased Assets hereinafter described.

          NOW, THEREFORE, in consideration of the premises and of other valuable consideration to Keebler in hand paid by the Buyer, at or before the execution and delivery hereof, the receipt and sufficiency of which by Keebler is hereby acknowledged, Keebler has conveyed, granted, bargained, sold, transferred, set over, assigned, aliened, remised, released, delivered and confirmed, and by this Bill of Sale does convey, grant, bargain, sell, transfer, set over, assign, alien, remise, release, deliver and confirm unto the Buyer, its successors and assigns forever, all of Keebler's right, title and interest in the Purchased Assets of every nature and description, whether tangible or intangible, whether real, personal, or mixed, whether accrued, contingent or otherwise, wherever located.

          TO HAVE AND TO HOLD all of the Purchased Assets unto the Buyer, its successors and assigns to its and their own use forever.

          Keebler hereby constitutes and appoints the Buyer, its successors and assigns, Keebler's true and lawful attorney and attorneys, with full power of substitution, in Keebler's name and stead, but on behalf and for the benefit of the Buyer, its successors and assigns, to demand and receive any and all of the Purchased Assets, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in Keebler's name, or otherwise, for the benefit of the Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Buyer, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Purchased Assets or for the collection and enforcement of any claim or right of any kind hereby sold, conveyed, transferred and assigned, or intended so to be, and to do all acts and things in relation to the

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Purchased Assets which the Buyer, its successors and assigns shall deem desirable, Keebler hereby declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by Keebler or by its dissolution or in any manner or for any reason whatsoever.

          Keebler hereby covenants that, from time to time after the delivery of this instrument, at the Buyer's request and without further consideration, Keebler will do, execute, acknowledge, and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, deeds, conveyances, transfers, assignments, powers of attorney and assurances as reasonably may be required more effectively to convey, transfer to and vest in the Buyer, and to put the Buyer in possession of, any of the Purchased Assets.

          Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation other than Buyer and its successors and assigns any remedy or claim under or by reason of this instrument or any terms, covenants or condition hereof, and all the terms, covenants and conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of the Buyer and its successors and assigns.

          This instrument is executed by, and shall be binding upon, Keebler, its successors and assigns, for the uses and purposes above set forth and referred to, effective immediately upon its delivery to the Buyer. This instrument shall be governed by and construed in accordance with the laws of the State of Illinois without regard to principles of conflicts of law.


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          IN WITNESS WHEREOF, each of Keebler and the Buyer has caused this Bill of Sale to be executed on its behalf by its duly authorized officer as of the date first above written.


                                   KEEBLER COMPANY


                                   By:
                                        ------------------------------
                                        Name:
                                        Title:

ATTEST:



------------------------------
Name:

Receipt of the foregoing instrument
acknowledged:

THE O'BOISIE CORPORATION


By:
   ---------------------------
     Name:
     Title:

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                                      EXHIBIT A


1. All equipment and materials located at the Bluffton Facility, relating to the manufacturing of Keebler's salty snacks at the Bluffton Facility;

2. 250 units of hand-held computer hardware, including modems and printers, and the local area network used in connection with the hand-held computer hardware, known as the Norand System, used by the Keebler convenience sales force in geographic area Nos. 105, 294 and 285*;

3.   16-foot vans and other vehicles listed on Exhibit A-1;

4.   Transferred Inventory.


---------------
*  GEOGRAPHIC AREA NOS. 105, 294, AND 285 INCLUDE THE FOLLOWING STATES:
MINNESOTA, WISCONSIN, ILLINOIS, IOWA, NEBRASKA, MISSOURI, KENTUCKY, TENNESSEE, INDIANA, OHIO, MICHIGAN AND KANSAS.


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